UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

3)
Per unit price or other price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

1

April 13, 2018

Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 24, 2018, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 26, 2018 are entitled to vote at the 2018 Annual Meeting of Stockholders.
As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect two Directors for a three-year term expiring in 2021, (ii) vote on a non-binding resolution to approve the compensation paid to the Company's Named Executive Officers, (iii) vote on binding resolutions to approve amendments to the Amended and Restated Articles of Incorporation to A) declassify the Board of Directors and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments, and (iv) ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2018.
Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2017 is available at www.proxydocs.com/eig.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.
I look forward to seeing you at the Annual Meeting on May 24, 2018.

Sincerely,
Michael D. Rumbolz
Chairman of the Board

America's small business insurance specialist.®

——————————————————————————————————————————————
tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 24, 2018

The 2018 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on Thursday, May 24, 2018, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada for the following purposes:

1.	To elect two Class III Directors to serve until the 2021 Annual Meeting of Stockholders;

2.	To hold an advisory (non-binding) vote to approve the compensation paid to the Company's Named Executive Officers;

3.
To approve amendments to the Amended and Restated Articles of Incorporation ("Articles of Incorporation") to A) declassify the Board of Directors and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments;

4.	To ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only holders of the Company's common stock as of the close of business on March 26, 2018 have the right to receive notice of and to vote at the 2018 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
By Order of the Board of Directors,
Lenard T. Ormsby
Executive Vice President, Secretary and Chief Legal Officer

April 13, 2018
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

America's small business insurance specialist.®

——————————————————————————————————————————————
tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

i

——————————————————————————
2018 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
———————————————————————————
Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 24, 2018
Place	10375 Professional Circle Reno, Nevada 89521
Record date	March 26, 2018
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
———————————————————————————
Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR THE DIRECTOR NOMINEES	4
Other Management Proposals:
Advisory (non-binding) vote to approve executive compensation	FOR	16
To approve amendments to the Articles of Incorporation to A) declassify the Board and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments	FOR	18
Ratification of Ernst & Young LLP as independent auditor for 2018	FOR	20
———————————————————————————
Board Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	BGNC	FC	CC	EC	RC
Prasanna G. Dhoré	56	2015	Senior Vice President, Chief Data and Analytics Officer	Yes		•			•	•
Valerie R. Glenn	63	2006	President and CEO	Yes		•		•	•

AC	Audit Committee	CC	Compensation Committee
FC	Finance Committee	EC	Executive Committee
RC	Risk Committee	BGNC	Board Governance & Nominating Committee

Attendance	In 2017, each of our directors attended at least 75% of the Board of Directors (the "Board") and committee meetings on which he or she sat.
Director Elections	Each director nominee in an uncontested election is elected by a majority voting standard.
———————————————————————————
Management Proposals

1.
Advisory Resolution to Approve Named Executive Officer Compensation. We are asking stockholders to approve, on an advisory (non-binding) basis, our named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.

2.
Resolutions to Approve proposals to amend the Articles of Incorporation. The Board recommends that stockholders vote FOR proposals to amend the Articles of Incorporation to A) declassify the Board of Directors and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments.

3.
Ratification of Selection of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking stockholders to ratify on an advisory (non-binding) basis, the selection of Ernst & Young LLP as our independent auditors for 2018. The Board recommends a FOR vote ratifying the selection of Ernst & Young LLP as our independent auditors for 2018.

———————————————————————————
Overview of Our 2017 Executive Compensation Program
We Believe our Program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and adjusted return on stockholders’ equity ("AROE"), key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.
———————————————————————————
Executive Compensation Elements

•	Base salary

•	Annual cash incentive bonuses

•	Long-term incentives (performance shares and restricted stock units ("RSUs"))

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment, or in connection with a change-in-control
———————————————————————————
Other Key Compensation Features

•	No Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•	No Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.

•	Robust Clawback (“Incentive Recovery”) Policy: We have a robust policy to recapture (or "clawback") incentive compensation paid to our NEOs.

•
Long-term Vesting and Performance Requirements: Our 2017 RSUs were granted with annual vesting over a four-year period, and our 2017 performance share awards cover a two-year performance period plus an additional one-year vesting period.

•	Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.

•	No Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits.

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.
———————————————————————————
2017 Named Executive Officers

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	Michael S. Paquette, Executive Vice President (“EVP”) & Chief Financial Officer ("CFO")

•	Stephen V. Festa, EVP, Chief Operating Officer (“COO”)

•	Lenard T. Ormsby, EVP, Chief Legal Officer (“CLO”)

•	John P. Nelson, EVP, Chief Administrative Officer (“CAO”)
———————————————————————————
2017 Summary Compensation

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer	886,221	—	1,940,709	—	990,000	—	65,024	3,881,954
Michael S. Paquette Executive Vice President and Chief Financial Officer	451,040	—	570,753	—	375,000	—	104,044	1,500,837
Stephen V. Festa Executive Vice President and Chief Operating Officer	512,286	—	727,891	—	340,000	—	36,268	1,616,445
Lenard T. Ormsby Executive Vice President and Chief Legal Officer	485,943	—	527,964	—	335,000	—	35,365	1,384,272
John P. Nelson Executive Vice President and Chief Administrative Officer	375,892	—	554,487	—	280,000	—	45,337	1,255,716
———————————————————————————

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
PROXY STATEMENT
This Proxy Statement, the accompanying proxy card and the 2017 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 13, 2018 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2018 Annual Meeting of Stockholders to be held on Thursday, May 24, 2018, and any postponement(s), adjournment(s), or other delay(s) thereof (the “Annual Meeting”). All holders of Employers Holdings common stock, par value $0.01 per share (the “common stock”), as of the close of business on March 26, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 32,752,139 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 13, 2018, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
If you own shares of common stock held in “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm is the only proposal at the Annual Meeting that is considered routine. If your shares are held in “street name” and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting. If you hold your shares in "street name" and wish to vote by ballot at the Annual Meeting, you must bring a "legal proxy" from your bank or broker.
Directors are elected in an uncontested election by a majority voting standard, meaning the votes "for" a director nominee must exceed the votes "against" that director nominee. In the election of Directors, abstensions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Approval of the non-binding vote to approve the compensation paid to the Company's Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company's Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the binding vote to approve both proposals to amend the Articles of Incorporation requires the affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) or more of the combined voting power of the outstanding shares of Company stock entitled to vote. The results of this vote are binding on the Board of Directors.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
You may vote your shares in any of the following ways:

•	by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 23, 2018;

•	by the Internet at http://www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 23, 2018;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person by ballot at the Annual Meeting.
If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice (before the Annual Meeting) revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or

•	voting in person by ballot at the Annual Meeting.
All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:

•	FOR the election of two Director nominees to serve three-year terms expiring at the 2021 Annual Meeting of Stockholders;

•	FOR approval of the compensation paid to the Company's Named Executive Officers;

•	FOR approval of the amendments to the Articles of Incorporation to A) declassify the Board of Directors and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2018; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.
In accordance with the Company's Bylaws, Michael D. Rumbolz, Chairman of the Board, has appointed Kevin Kelly of Morrow Sodali LLC, or his designee, and Steven Hoffman of Equinity Shareowner Services, or his designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results. You may contact Tanya Yamagata at (775) 327-2764 for directions to 10375 Professional Circle, Reno, Nevada, the site of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2018.
The Proxy Statement and Annual Report to stockholders are available at www.proxydocs.com/eig.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company's full Board consists of twelve directors. The Board is divided into three classes, each with four Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. Currently, Class I, Class II and Class III terms expire in 2019, 2020, and 2018, respectively.
On February 28, 2018, the Company announced the retirement of Ronald F. Mosher and Katherine W. Ong as Class III Directors, effective May 23, 2018. The Board of Directors and the Company greatly appreciate Mr. Mosher and Ms. Ong's dedication and efforts to the Company during their service as directors. On February 28, 2018, the Board also announced the appointment of Barbara A. Higgins and Jeanne L. Mockard to the Board with an effective date of March 1, 2018. The Board had previously appointed Michael J. McColgan to the Board on July 1, 2017. The election of the remaining Class III Directors will take place at the Annual Meeting. At its meeting on February 21, 2018, the Board, with each nominee abstaining on the vote for himself and herself, approved the recommendation of the Board Governance and Nominating Committee that Prasanna G. Dhoré and Valerie R. Glenn be nominated for a three-year term. Both nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should either of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve. The nominees have consented to being named in this Proxy Statement and to serve as a Director if elected.
The current composition of the Board is:

Class III Directors (term expiring at the 2018 Annual Meeting)	Prasanna G. Dhoré
Valerie R. Glenn
Ronald F. Mosher
Katherine W. Ong

Class I Directors (serving until the 2019 Annual Meeting)	James R. Kroner
Michael J. McSally
Michael D. Rumbolz
Barbara A. Higgins

Class II Directors (serving until the 2020 Annual Meeting)	Richard W. Blakey
Douglas D. Dirks
Michael J. McColgan
Jeanne L. Mockard
Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of January 2018, unless otherwise indicated.
Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EGI, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (formerly known as AmCOMP Preferred Insurance Company) and Employers Assurance Company (“EAC”) (formerly known as AmCOMP Assurance Corporation), both are wholly-owned subsidiaries of EGI and commenced operations under their new names when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. (formerly known as Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc., wholly-owned subsidiaries of EGI. Pinnacle Benefits, Inc. and AmSERV, Inc. merged into EIG Services, Inc. effective June 3, 2013.
Nominees for Election as Class III Directors With Terms Expiring at the 2021 Annual Meeting
Valerie R. Glenn, age 63, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is President and CEO and majority owner of MPR, a Nevada corporation, (dba The Glenn Group, a privately held marketing communications firm in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming and hospitality industries). Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada (EDAWN), Reno-Sparks Chamber of Commerce, Nevada Women's Fund, and University of Nevada College of Business Advisory Board. She currently serves as President of the Nevada Chapter of the International Women's Forum, as a member of the Nevada Museum of Art board, and on the Las Vegas Metro Chamber of Commerce Government Affairs Committee.
Prasanna G. Dhoré, age 56, has served as a Director of Employers Holdings and EGI since October 2015. Mr. Dhoré is the Senior Vice President and Chief Data and Analytics Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Corporation. Mr. Dhoré received a Master of Science Degree in Statistics and Operations Research from New York University’s Leonard N. Stern School of Business, a Masters of Business Administration Degree from Kansas State University, and a Bachelor of Science Degree in Mechanical Engineering from University of Mysore and is a Chartered Financial Analyst (“CFA”).
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.
Continuing Directors Whose Terms Expire at the 2019 Annual Meeting
Michael D. Rumbolz, age 63, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. Beginning June 2016, Mr. Rumbolz was appointed Chairman of Employers Holdings and EGI and as a Director and Chairman of EICN, ECIC, EPIC, EAC, and ESI. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 30 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”), a publicly traded provider of cash access, data intelligence services and electronic gaming devices and systems to the gaming industry, in August of 2008. He was the Corporate Strategy Advisor to the CEO of GCA from September 2008 until September 2010 when he joined the GCA board of directors and the board of directors of its wholly-owned subsidiary Global Cash Access, Inc. The company changed its name to Everi Holdings, Inc. effective August 24, 2015. It also changed its trading symbol from GCA to EVRI concurrent with the name change. He currently serves as the CEO of Everi Holdings, Inc. He is also the president and Director for several Everi Holdings, Inc. subsidiaries. He joined the Board of Directors of Poydras Gaming Financial in April 2014 and resigned from the Board on March 17, 2015 due to an acquisition by Global Cash Access Holdings, Inc. which created a conflict with his role as a Poydras director. He also was a member of the Board of Directors of Herbst Gaming, LLC beginning in January 2011 upon its emergence from bankruptcy. The company was then renamed Affinity Gaming, LLC and then to Affinity Gaming when it converted from an LLC to a corporation. Mr. Rumbolz resigned from the Affinity Gaming Board of Directors, effective April 1, 2013. He has been a Director of Seminole Hard Rock Entertainment, Inc. since 2008 and is also a manager to various Hard Rock LLCs. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He joined the Board of Directors of Open Wager, LLC in March of 2013 until the company ceased operations in August of 2017. In October 2017, he was appointed to and currently serves on the Board of Directors of VICI Properties, Inc., and its subsidiaries. He currently serves on their Compensation Committee and served on their Audit and Finance Committee from October 2017 through February 2018. He has also been a Director on the Board of Trustees of Nathan Adelson Hospice and its subsidiaries since 2000. He was Vice Chairman and a member of the Board of Casino Data Systems, a public company, from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming, a public company, from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz is the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.
James R. Kroner, age 56, has served as a Director of Employers Holdings and EGI since September 2013. Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd. (“Endurance”), which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner recently served on the Boards of Terra Industries Inc. (“Terra”) and Global Indemnity plc (“Global Indemnity”) and its U.S. insurance subsidiaries. He served as a member of the Audit Committees of Terra and Global Indemnity and Chair of Global Indemnity’s Investment Committee and 162(m) Committee. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a Bachelor’s Degree in International Relations from Northwestern University and a Master’s Degree in Management from Northwestern University's Kellogg School of Management.
Michael J. McSally, age 60, has served as a Director of Employers Holdings and EGI since September 2013. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. In December 2013, Mr. McSally became the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally served as Senior Vice President at OneBeacon Insurance Group (“OneBeacon”) and through his career at OneBeacon, led commercial lines, distribution and agency management and personal lines from 2001 through 2010. Prior to that, he served as President and Chief Operating Officer of John Hancock’s property and casualty operations, as Chief Executive Officer of Commercial Union York Insurance Company, and as President and Chief Executive Officer of York Insurance Company of Maine. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a Bachelor’s Degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.
Barbara A. Higgins, age 51, has served as a Director of Employers Holdings and EGI since March 1, 2018. Ms. Higgins currently serves as the Chief Customer Officer of Duke Energy Corporation with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as their Customer Experience Advisor. Prior to that, she held various Senior Vice President and Chief Customer Officer positions for Allstate Insurance Company. Prior to that, she held various Vice President, Customer Experience positions with United Arlines, Inc. For almost 20 years, she served in every Disney-owned and operated theme park location world wide in various customer relations management positions. Since 2013, she has served as Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received her Bachelor of Science Degree from Cornell University, School of Hotel Administration and her MBA from the University of Florida, Warrington College of Business Administration.

Continuing Directors Whose Terms Expire at the 2020 Annual Meeting
Douglas D. Dirks, age 59, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc. since November 2008, as well as Pinnacle Benefits, Inc., and AmSERV, Inc. from November 2008 to June 2013 when they merged into EIG Services, Inc. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Elite Insurance Services, Inc. (“EIS”) since 2002 and Employers Occupational Health, Inc. ("EOH") from 2002 to January 2014 when it merged into EIG Services, Inc. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH from 2000 to January 2014, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc. since November 2008, and Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013. Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of NCCI Holdings, Inc., the Board of Governors of the Property Casualty Insurers Association of America and Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Richard W. Blakey, age 68, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a retired board certified orthopaedic surgeon and former Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Families Foundation, and part owner of the Reno Orthopaedic Surgery Center. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey practiced at, and was affiliated with, Saint Mary's Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a retired Board certified orthopaedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.
Michael J. McColgan, age 62, has served as a Director of Employers Holdings and EGI since July 2017. He also serves as a Director of Tufts Health Plan, Inc., Tufts Associated Health Maintenance Organization, Inc., and Tufts Associated Plans, Inc. Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP (PwC) providing assurance, risk management, business advisory, and other services to clients primarily in the Financial Services Industry. During his 38 year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, including serving as the East Region Assurance Leader, the Firm's largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC's largest insurance company clients. Mr. McColgan received a Bachelor's degree in accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Jeanne L. Mockard, age 54, has served as a Director of Employers Holdings and EGI since March 1, 2018. Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting performing services as a consultant to financial and technology companies and investor in start up businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. She received a B.S. degree from Tufts University and an MBA from the University of Virginia, Darden School of Business. Ms. Mockard is a CFA and currently serves as a Director and member of the Finance Committee of Nuclear Electric Insurance Limited.
—————————
The Company's Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder's notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder's notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”
In accordance with the Company’s Bylaws, a director nominee must receive a majority of votes cast, as contemplated by the Company’s Bylaws, in order to be elected or reelected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive Proxy Statement with the Securities Exchange Commission (the “SEC”) (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for reelection in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which may include, without limitation: (i) accepting the resignation; (ii) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (iii) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (iv) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (i) any stated reasons why stockholders did not vote for such director; (ii) the extent to which the votes “against” exceed the votes “for” the election of the director and whether the votes “against” represent a majority of the Company’s outstanding shares of common stock; (iii) any alternatives for curing the underlying cause of the “against” votes; (iv) the director’s tenure; (v) the director’s qualifications; (vi) the director’s past and expected future contributions to the Company; (vii) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Rules; and (viii) whether such director’s continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as other provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, “Qualified Independent Directors” means all directors who are (i) independent directors (as defined in accordance with the NYSE Rules) and (ii) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall, if requested, submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors. During the year ended December 31, 2017, there were ten meetings of Employers Holdings' Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2017. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, Finance Committee, and Risk Committee.
Directors are expected to attend the Annual Meeting. All Directors attended the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”).
Board Committees
In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the Committee assignments and the Chairs of various Committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various Committees and increase the depth of their experience. This process generally includes the requirement that an incoming Chair of a Committee must either be on the Committee for at least one year before assuming the duties of the Chair or must have prior experience on that Committee. The changes to the Committee and Chair assignments generally occur each year following the Annual Meeting. The following table reflects the Committee and Chair assignments effective June 1, 2017 with the exception of Richard W. Blakey, who was appointed to the Compensation Committee effective May 25, 2017 and remained on the Audit Committee through June 30, 2017 and Michael J. McColgan who was appointed to the Board of Directors and Audit and Risk Committees effective July 1, 2017. The following table also summarizes the membership of the Board's standing committees and the independence of the Company's Directors.

Name of Director	Independent Director	Audit	Board Governance and Nominating	Finance	Compensation	Risk	Executive
Richard W. Blakey	Yes	—	—	✓	✓	—	—
Douglas D. Dirks	—	—	—	✓	—	✓	✓
Prasanna G. Dhoré	Yes	—	✓	—	—	(C)✓	✓
Valerie R. Glenn	Yes	—	✓	—	(C)✓	—	✓
James R. Kroner	Yes	—	—	(C)✓	✓	—	✓
Michael J. McColgan	Yes	✓	—	—	—	✓	—
Michael J. McSally	Yes	(C)✓	—	—	—	—	✓
Ronald F. Mosher	Yes	✓	—	—	—	—	—
Katherine W. Ong	Yes	—	(C)✓	✓	—	—	✓
Michael D. Rumbolz	Yes	—	—	—	—	✓	(C)✓
Number of Meetings Held in 2017		8	7	5	10	4	0
(C) denotes committee chair
Audit Committee
This committee currently consists of Messrs. McSally, Chair, Mosher and McColgan. The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. McSally is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.

The Audit Committee assists the Board in monitoring the integrity of our financial statements, the adequacy of our system of internal controls, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 50. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met eight times in 2017.
Board Governance and Nominating Committee
This committee currently consists of Ms. Ong, Chair, Ms. Glenn, Ms. Higgins, and Mr. Dhoré. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.
The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

◦	the name, age, business address and residence address of the person;

◦	the principal occupation or employment of the person;

◦	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

◦
the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

◦	the name and record address of such stockholder;

◦	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

◦
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

◦
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. During the past year, the Committee retained an executive search firm to assist it in a director search. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.
Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self- evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met seven times in 2017.
Compensation Committee
This committee currently consists of Ms. Glenn, Chair, Ms. Mockard and Messrs. Kroner and Blakey. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 32.
The Compensation Committee retained the services of Pay Governance, LLP ("Pay Governance") to advise it. We paid Pay Governance $112,562 for executive compensation services that it performed for the Compensation Committee in 2017. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2017.
In January 2017 and January 2018, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay

Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards (as defined below) and any other factors deemed relevant by the Compensation Committee for this purpose.
The Compensation Committee of the Board of Directors adopted stock ownership guidelines that require our non-employee directors to own a minimum number of shares of our common stock equal to three times the directors' annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director.
The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met ten times in 2017.
Executive Committee
This committee currently consists of Messrs. Rumbolz, Chair, Dhoré, Dirks, Kroner, McSally, and Ms. Ong and Ms. Glenn. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. A copy of the Executive Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Executive Committee did not meet in 2017.
Finance Committee
This committee currently consists of Messrs. Kroner, Chair, Dirks, Blakey, Ms. Ong, and Ms. Mockard. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. A copy of the Finance Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Finance Committee met five times in 2017.
Risk Committee
This committee currently consists of Messrs. Dhoré, Chair, Dirks, Rumbolz and McColgan, and Ms. Higgins. The Risk Committee provides high-level oversight of the most critical risks facing the Company and approves the Company's risk appetite and risk tolerances. The Risk Committee reviews and evaluates, at least annually, the performance of the Risk Committee and its members, including its compliance with the Risk Committee Charter. A copy of the Risk Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Risk Committee met four times in 2017.
CORPORATE GOVERNANCE
The Board has adopted the Guidelines, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.
The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks is not an Independent Director, and that Messrs. Rumbolz, Kroner, McSally, Mosher, McColgan, Blakey, and Dhoré, Ms. Glenn, Ms. Higgins, Ms. Mockard, and Ms. Ong are Independent Directors.
Lead Independent Director Policy
The Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Rumbolz. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Rumbolz, an Independent Director, serve as Chairman is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
RISK OVERSIGHT
The Board of Directors adopted its Enterprise Risk Management program in 2011. The Board of Directors established a standing Risk Committee in the second quarter of 2016. The Risk Committee is responsible for and is in the process of reviewing and updating the program. In addition to reviewing and updating the program, the Committee has focused on IT and cybersecurity in the past year with quarterly review of assigned risks by respective Committees and the full Board of Directors in the preparation of the Company's periodic reports.
In addition to the above, risk management oversight is also provided at both the Board and Committee levels. The Board and its Committees monitor and evaluate the risks associated with the Company's operations and achieving the Company's goals and objectives, including those which are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board of Directors also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's existing management and the employees who report to them. The Board Committees provide oversight under the direction of their respective Chairs. Risk oversight is a significant component of all major Board decisions and the evaluation of risk is an important element of the Board's decision-making process. The Board believes that its leadership structure at present is conducive to the risk oversight process.
The roles of the various standing Committees in risk oversight includes, but is not limited to, the following elements. The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of complaints concerning internal accounting, accounting controls, insurance and reinsurance recoverables, exposure to terrorism and catastrophes, and audit matters.
The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, Committee charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its Committees.
Finally, the Compensation Committee oversees the Company's overall benefit and compensation philosophy and executive compensation arrangements and is responsible for making a determination as to whether or not risks arise from compensation practices that are reasonably likely to have a material adverse effect on the Company.
The majority of Directors sit on more than one Committee and this overlap helps ensure that the risk responsibilities of the various Committees are well coordinated. Each Committee Chair makes a report on Committee activity to the Board at least quarterly which enables the Board to continually review and evaluate risks which could affect the Company.
SPECIFIC CONSIDERATIONS REGARDING 2018 DIRECTORS AND NOMINEES
The Board Governance and Nominating Committee considered the nominee's experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically each Director whose term is expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that the nominees for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
2018 Nominees:
With respect to Mr. Dhoré, the Committee and Board considered in particular his experience as Senior Vice President and Chief Data and Analytics Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, CRM, and strategic planning across technology, financial services and publishing verticals.
With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.
Continuing Directors:
With respect to Dr. Blakey, the Committee and Board considered in particular his past extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company's small business customers. In addition, the Committee and the Board considered Dr. Blakey's service as a Director of the Company and its subsidiaries.

With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as President and CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks' deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company's history and culture, all of which allow him to provide an invaluable perspective during Board discussions.
With respect to Mr. McColgan, the Committee and Board considered in particular his experience as a Partner of PricewaterhouseCoopers LLP and the various leadership positions held and his significant experience and expertise in the areas of assurance, risk management, and advising businesses primarily in the financial services industry.
With respect to Mr. Kroner, the Committee and Board considered in particular his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investment, and investment banking.
With respect to Mr. McSally, the Committee and Board considered in particular his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.
With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the boards of directors of several public companies and foundations, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience, and his significant experience and expertise in the areas of management, law, accounting, and finance.
With respect to Ms. Higgins, the Committee and Board considered in particular her more than 25 years of experience in customer relations management designing end-to-end strategies for measurement, valuation, improvement, risk assessment, communications, research, and engagement for large companies spanning from power, insurance, airlines, and world wide resorts, as well as her board experience.
With respect to Ms. Mockard, the Committee and Board considered in particular her experience as a Principle and consultant to financial and technology companies and investors start up businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or Committee, to which the communication is directed.

PROPOSAL 2
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers ("NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis compensation tables and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
2017 Company Performance and Executive Compensation Outcomes

•
We delivered strong financial results in 2017, growing book value per share from $26.16 at December 31, 2016 to $29.07 at December 31, 2017, which represents a 13.4% increase after taking into account $0.60 of dividends declared in 2017;

•
Our strong financial performance in 2017 resulted in an Adjusted GAAP Accident Year Combined Ratio of 94.7%, one of the best results in our history. This was significantly above the threshold performance (the "Bonus Hurdle") of 99.9%, and resulted in bonus awards to our Named Executive Officers ("NEOs") ranging from 121% to 148% of their respective bonus targets;

•
We achieved a two-year average adjusted return on stockholders’ equity ("AROE") for calendar years 2016 and 2017 of 9.3% for our 2016 performance share grant, which will payout at 200% of target, subject to the satisfaction of vesting requirements (AROE was referred to as "operating return on adjusted stockholders' equity" ("OROE") for reporting periods prior to December 31, 2017);

•
We achieved a two-year average AROE for calendar years 2015-2016 of 9.7% for our 2015 performance share grant, which was paid out at 200% of target in January 2018, following a one-year vesting period;

•	Our NEOs earned modest increases in 2017 base salaries based on factors such as the individual's performance, changes in responsibilities, tenure and market trends; and

•	We eliminated options under our 2017 incentive compensation program, granting performance shares and restricted stock units (RSUs) to our NEOs.
Overview of Our 2017 Executive Compensation Program
We Believe our Program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and AROE, key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.

Highlights of Our Executive Compensation Program
Our program includes the following:
What our Program Does:

•	Emphasizes Performance-Based Compensation:

◦
Long Term: We align a significant portion of our compensation with performance by heavily weighting performance shares in our long-term incentive program and placing substantially less weight on RSUs. For the performance shares granted in 2017, we have continued to use AROE measured relative to a pre-established performance goal. In 2017, we eliminated stock option grants, and increased performance shares to 65% (from 55%) of the target equity value granted to our NEOs under our long-term incentive program, with RSUs comprising the remaining 35%.

◦	Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.

•
Has a Diversified Mix of Performance Metrics: We use AROE for the performance shares metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.

•	Mitigates Risk with Good Corporate Governance:

◦	Possesses a Robust Clawback (“Incentive Recovery”) Policy: We have a robust policy to recapture (or "clawback") incentive compensation paid to our NEOs.

◦	Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

◦
Imposes Long-Term Vesting and Performance Requirements: Our 2017 RSUs were granted with annual vesting over a four-year period, and our 2017 performance share awards cover a two-year performance period plus an additional one-year vesting period.

◦	Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.
What our Program Does Not Do:

•	No Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•	No Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.

•	No Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits.
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSALS 3A AND 3B
APPROVAL OF THE AMENDMENTS TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board is proposing to amend the Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to:

•	Declassify the terms of office of the directors;

•	Permit stockholders to adopt, amend or repeal the Company’s Bylaws;

•	Eliminate an expired prohibition on owning more than 5% of the Company’s stock; and

•	Make minor grammatical and punctuation changes.
The Board approved the proposed amendments on February 21, 2018, subject to stockholder approval. If Proposals 3A and 3B are approved by the stockholders, the Articles of Incorporation will be amended in accordance with the copy attached as Appendix A. Additions to the Articles of Incorporation are indicated by underlining, and deletions are indicated by strike-outs. The description of the amendments to the Articles of Incorporation are qualified in their entirety by the full text of the proposed amendments found in Appendix A.
Proposal 3A: Declassification of the Board
Currently, the Articles of Incorporation divide Board members into three classes, with the directors in each class being elected for a three-year term. The term of the three classes is staggered so that only one class of directors is subject to election at any one annual stockholder meeting. Over a number of years, the Board has periodically considered the advantages and disadvantages of maintaining a classified board structure and concluded that this structure was in the best interests of the Company and its stockholders. There are valid arguments in favor of and in opposition to a classified board structure. Proponents of a classified board structure believe that it provides increased board stability, improves long-term planning and enhances the Board’s ability to protect stockholder value in a potential takeover by resisting potentially unfair and abusive takeover tactics. Opponents of a classified board structure believe that it reduces the accountability of directors to stockholders because the directors do not face an annual election. After considering these arguments, the Board concluded that now is the appropriate time to eliminate our classified Board and recommends that our stockholders adopt this amendment by voting in favor of this proposal.
If this amendment to the Articles of Incorporation is approved by our stockholders, directors elected at the Annual Meeting would hold office for a three-year term ending at the 2021 Annual Meeting. Thereafter, directors would be elected for one-year terms commencing upon the expiration of a directors’ current term. If approved by the stockholders, the amendment to the Articles of Incorporation would first apply to directors standing for election beginning at the 2019 Annual Meeting, and the declassification of the Board would be phased in over a three-year period. The amendment would not shorten the existing terms of any class of directors. Accordingly, directors who previously have been elected to three-year terms, or directors elected to three-year terms at the Annual Meeting, will be entitled to complete those terms, and thereafter they or their successors would be elected to one-year terms at each annual meeting of stockholders. Beginning with the 2021 Annual Meeting, the entire Board would stand for election annually for one-year terms.
If this amendment to the Articles of Incorporation is not approved by our stockholders, the Board will remain classified, with each class of directors continuing to serve a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Proposal 3B: Stockholder Amendments to the Bylaws and Other Immaterial Amendments
Nevada law permits a company to limit the authority to adopt, amend or repeal bylaws exclusively to its Board of Directors. Currently, the Articles of Incorporation include this prohibition. The Board believes that the original adoption of this limitation was appropriate when the Company was newly public. As part of its regular governance review, the Board considered whether or not this limitation continued to be appropriate given the Company’s needs and the evolution of corporate governance practices. The Board concluded that now is the appropriate time to permit stockholders to amend the Bylaws.

In connection with its decision to propose amendments to the Articles of Incorporation, the Board concluded that it was appropriate to eliminate an expired prohibition on owning more than 5 percent of the Company’s stock. This provision expired on February 5, 2012. Similarly, in proposing these amendments to the Articles of Incorporation, the Board concluded that it was appropriate to make other immaterial grammatical and punctuation changes to the Articles of Incorporation.
Effectiveness of the Amendments
Proposals 3A and 3B are not conditioned on the approval of the other. If our stockholders approve the amendments to the Articles of Incorporation contemplated by Proposal 3A, Proposal 3B or both proposals, then the applicable amendments will become legally effective upon the filing of the proper forms with the Nevada Secretary of State. We intend to make that filing as soon as practicable after the Annual Meeting. However, even if our stockholders approve the amendments, the Board of Directors may abandon the amendments without further stockholder action and, if abandoned, such amendments will not become effective. If the Board abandons the amendments, it will publicly disclose that fact and the reason for its determination.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS TO AMEND THE ARTICLES OF INCORPORATION.

PROPOSAL 4
INDEPENDENT ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings' independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2018 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since we became a publicly traded company. This continuity enables Ernst & Young to gain extensive knowledge of the Company’s operations, policies, procedures and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board (“PCAOB”) reports on the firm, among other factors. The Audit Committee has appointed Ernst & Young as the Company's independent auditor to examine the financial statements of Employers Holdings and its subsidiaries for the 2018 calendar year.
A representative of Ernst &Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings' independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
SUMMARY
2017 Company Performance and Executive Compensation Outcomes

•
We delivered strong financial results in 2017, growing book value per share from $26.16 at December 31, 2016 to $29.07 at December 31, 2017, which represents a 13.4% increase after taking into account $0.60 of dividends declared in 2017;

•
Our strong financial performance in 2017 resulted in an Adjusted GAAP Accident Year Combined Ratio of 94.7%, one of the best results in our history. This was significantly above the threshold performance (the "Bonus Hurdle") of 99.9%, and resulted in bonus awards to our Named Executive Officers ("NEOs") ranging from 121% to 148% of their respective bonus targets;

•
We achieved a two-year average adjusted return on stockholders’ equity ("AROE") for calendar years 2016 and 2017 of 9.3% for our 2016 performance share grant, which will payout at 200% of target, subject to the satisfaction of vesting requirements (AROE was referred to as "operating return on adjusted stockholders' equity" ("OROE") for reporting periods prior to December 31, 2017);

•
We achieved a two-year average AROE for calendar years 2015-2016 of 9.7% for our 2015 performance share grant, which was paid out at 200% of target in January 2018, following a one-year vesting period;

•	Our NEOs earned modest increases in 2017 base salaries based on factors such as the individual's performance, changes in responsibilities, tenure and market trends; and

•	We eliminated options under our 2017 incentive compensation program, granting performance shares and restricted stock units (RSUs) to our NEOs.
Overview of Our 2017 Executive Compensation Program
We Believe our Program:

•	Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;

•	Aligns pay and performance by linking incentive compensation with combined ratio and AROE, key financial drivers of our stock price;

•	Emphasizes long-term equity compensation tied to AROE and stock price; and

•	Discourages excessive or undue risk taking.
Highlights of Our Executive Compensation Program
What our Program Does:

•	Emphasizes Performance-Based Compensation:

◦
Long Term: We align a significant portion of our compensation with performance by heavily weighting performance shares in our long-term incentive program and placing substantially less weight on RSUs. For the performance shares granted in 2017, we have continued to use AROE measured relative to a pre-established performance goal. In 2017, we eliminated stock option grants, and increased performance shares to 65% (from 55%) of the target equity value granted to our NEOs under our long-term incentive program, with RSUs comprising the remaining 35%.

◦	Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.

•
Has a Diversified Mix of Performance Metrics: We use AROE for the performance shares metric, and we use Adjusted Accident Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.

•	Mitigates Risk with Good Corporate Governance:

◦	Possesses a Robust Clawback (“Incentive Recovery”) Policy: We have a robust policy to recapture (or "clawback") incentive compensation paid to our NEOs.

◦	Uses Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting.

◦
Imposes Long-Term Vesting and Performance Requirements: Our 2017 RSUs were granted with annual vesting over a four-year period, and our 2017 performance share awards cover a two-year performance period plus an additional one-year vesting period.

◦	Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain competitive levels of Company stock ownership.
What our Program Does Not Do:

•	No Change-in-Control Gross-Ups: We have no tax gross-up provisions related to change-in-control.

•	No Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.

•	No Excessive Perquisites or Benefits: We do not provide excessive perquisites or benefits.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2017 annual meeting of our stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program (“Say on Pay”) were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In addition, a significant majority of the votes cast on the 2017 Say on Pay frequency vote proposal were in favor of holding a Say on Pay vote every year. As a result, the Board will continue its policy of holding an annual stockholder advisory vote on our executive compensation program.
DETAILS OF OUR 2017 COMPENSATION PROGRAM
Our Named Executive Officers
The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2017, our NEOs were:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	Michael S. Paquette, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”); Mr. Paquette commenced employment on January 1, 2017.

•	Stephen V. Festa, EVP & Chief Operating Officer (“COO”)

•	Lenard T. Ormsby, EVP & Chief Legal Officer (“CLO”)

•	John P. Nelson, EVP & Chief Administrative Officer (“CAO”)
How Executive Compensation Was Determined
The Compensation Committee is responsible for all decisions regarding our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants, at the Company's expense. During 2017, the Compensation Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee has again engaged Pay Governance, LLC (“Pay Governance”) to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the 2017 short and long-term incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. For our 2017 compensation program, Pay Governance provided the Compensation Committee with detailed compensation data regarding the target and actual compensation of the CEO and other named executive officers of the companies in our peer group for comparison purposes, and also specific recommendations for each element of the CEO's compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2017.
Our Peer Group
We also engaged Pay Governance to review our 2016 peer group for the purpose of proposing our 2017 peer group. Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance concluded that the 2016 peer group remained an appropriate peer group for compensation benchmarking purposes for 2017. Pay Governance based its conclusion on its evaluation of the Company’s competitors, potential talent pool, market and performance. Consequently, Pay Governance recommended making no changes to the 2016 group in 2017. The Compensation Committee approved the 2017 peer group as recommended.
The companies in our 2017 peer group were as follows:

Peer Group
● AMERISAFE, Inc.	● AmTrust Financial Services, Inc.	● Argo Group International Holdings, Ltd
● Baldwin & Lyons, Inc.	● Donegal Group, Inc.	● EMC Insurance Group, Inc.
● Hallmark Financial Services, Inc.	● National Interstate Corporation	● The Navigators Group, Inc.
● OneBeacon Insurance Group, Ltd.	● ProAssurance Corporation	● RLI Corp.
● Safety Insurance Group, Inc.	● Selective Insurance Group, Inc.	● State Auto Financial Corporation
● United Fire Group, Inc.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting the CEO's compensation, considered the CEO's performance, Company performance, peer group and general market trends and retention considerations. The Compensation Committee also independently collected input on the CEO's performance from the Board as part of a formal evaluation process, and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of the CEO in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO's input included his opinions regarding the performance of the other NEOs, and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. The CEO also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO in conjunction with Company performance, peer group and general market trends, retention considerations and advice and recommendations from Pay Governance in determining the components as well as the aggregate values of the other NEOs' compensation.

Elements of Our 2017 Executive Compensation Program
The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2017 executive compensation program, the Compensation Committee considered the trends and practices of the Company's peer group, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2017 executive compensation program:

•	Base salary

•	Annual cash incentive bonuses

•	Long-term incentives (performance shares and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment, or in connection with a change-in-control
Set forth below is a chart showing our CEO’s total target direct compensation mix (i.e., base salary, short-term incentive (STI) program and long-term incentive (LTI) program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose values are derived from base salary levels. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by the CEO regarding the other NEOs.
In 2017, the Compensation Committee granted modest salary increases to our NEOs. In making its determinations, the Compensation Committee took into account the factors listed above, together with the CEO's recommendations to reward the NEOs based on their performance and their scopes of responsibility. The Compensation Committee then approved the increases to our NEOs' base salaries as shown below, effective April 2, 2017.
The table below shows the current 2017 annual base salary rate for each NEO, and, for each NEO employed in 2016, also shows how this rate compared to the 2016 final annual base salary rate:

Name	2016 Annual Base Salary Rate	2017 Annual Base Salary Rate	Change to 2016 Annual Base Salary Rate
Douglas D. Dirks	$865,000	$882,000	2.0%
Michael S. Paquette	n/a	460,000	n/a
Lenard T. Ormsby	465,000	475,000	2.2
Stephen V. Festa	500,000	510,000	2.0
John P. Nelson	365,000	375,000	2.7

Annual Cash Incentive Bonuses
Under our 2017 annual cash incentive bonus program (which is administered under our Equity Plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal had been achieved. The Compensation Committee believed that the annual cash incentive bonus was a key component of our 2017 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2017 performance, and (3) provide competitive compensation opportunities for our NEOs.
The Metric
For 2017, the Compensation Committee, after consulting with Pay Governance, concluded that, as in prior years, a performance goal based on an absolute Combined Ratio metric was an effective measure of management performance for an insurance holding company, and also would align the annual cash incentive bonus with a key financial goal that impacts stockholder value. As before, the Compensation Committee found that the combined ratio metric:

(1)	utilizes a measure of the operating insurance companies' profitability;

(2)	balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;

(3)	provides a meaningful incentive for management to pursue increasing levels of operating profitability; and

(4)	is a common industry measure for assessing company performance.
For 2017, as in 2016, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. This design provides the Compensation Committee with the flexibility to consider additional financial or individual criteria, including criteria that were either subjective or were not anticipated at the time the initial goal was established, when it determines the actual individual bonus payout. By using this approach, the Compensation Committee retained the ability to use its negative discretion to reduce but not increase the value of the annual bonuses based on other criteria, without jeopardizing the tax deductibility of the annual bonuses.
Specifically, after consultation with Pay Governance and the CEO, the Compensation Committee selected the corporate performance metric of Adjusted GAAP Accident Year Combined Ratio (defined below) as the metric for the 2017 annual bonus program. The change to adjusted GAAP “accident year” combined ratio, from the adjusted GAAP combined ratio metric used in prior years, was made to exclude the effect of prior year reserve development. We believe this non-GAAP measure, as we have defined it, is helpful to our management in identifying trends in our performance because the excluded items have limited significance in our current and ongoing operations.
For 2017, the performance goal was based on how the Company's Adjusted GAAP Accident Year Combined Ratio for the 2017 calendar year compared to the pre-established Bonus Hurdle of 99.9%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2017 annual bonus program, Adjusted GAAP Accident Year Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment+/- Impact of prior year loss reserve development )

Net Premiums Earned
The Company's Adjusted GAAP Accident Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2017.
The Target Percentages
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased Mr. Dirks’ annual bonus target from 85% to 90% in recognition of his strengths, achievements and contributions to the Company, but did not change the annual bonus targets of the remaining NEOs.

The annual bonus targets for 2017 were as follows:

Name	2017 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	90%
Michael S. Paquette	55
Stephen V. Festa	55
Lenard T. Ormsby	55
John P. Nelson	55
For 2017, our NEOs could earn an annual cash incentive bonus of up to 200% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP Accident Year Combined Ratio of 99.9%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs’ annual bonuses, based on criteria selected by the Compensation Committee for this purpose. This discretion was designed to be exercised on a case by case basis.
The Results
In 2017, the Company achieved an Adjusted GAAP Accident Year Combined Ratio of 94.7%, which was significantly better than the Bonus Hurdle of 99.9%. In determining the actual annual cash incentive bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments and contributions to the Company during 2017, with advice from the CEO regarding the other NEOs.
As a result of this evaluation, the Compensation Committee awarded the NEOs annual bonus awards ranging from 121% to 148% of their respective targets. The annual bonus awards were as follows:
Mr. Dirks was awarded $990,000 in recognition of his overall responsibility for the Company's business functions, the Company's strong 2017 financial results, his execution of the Company's business strategy and his efforts in strengthening the executive management team.
Mr. Paquette was awarded $375,000 in recognition of his development of the Company's capital plan, his proactive management of the investment portfolio, his efforts in the identification of potential acquisition opportunities and his reorganization of the Company's financial accounting, treasury and planning functions.
Mr. Festa was awarded $340,000 for his leadership efforts in the execution of a number of strategic initiatives, his contribution to the Company's 2017 strong financial results, and the expansion of his duties, responsibilities and authority within the Company.
Mr. Ormsby was awarded $335,000 for his strong leadership abilities, his counsel to the Board, his management of the legal and regulatory functions that support the Company's business strategy and his superior technical skills as CLO.
Mr. Nelson was awarded $280,000 for his management of the Company's administrative and human resources functions that supported the restructuring of operations, and his leadership efforts that increased efficiencies and reduced expenses in the Company's administrative systems and processes.

As described above, our NEOs received bonuses under the 2017 annual cash incentive bonus program in the amounts, and as a percentage of their 2017 bonus target, as set forth in the following table.

Name	Percentage of 2017 Bonus Target	Cash Bonus Amount
Douglas D. Dirks	124.7%	$990,000
Michael S. Paquette	148.2	375,000
Stephen V. Festa	121.2	340,000
Lenard T. Ormsby	128.2	335,000
John P. Nelson	135.8	280,000
Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourage our NEOs to pursue and execute long-term strategies for increasing stockholder value. It also serves as important retention and recruiting tools in securing a highly-qualified senior management team.
In March 2017, the Compensation Committee approved long-term incentive grants under the Equity Plan. For 2017, we eliminated stock option grants, and increased our performance share awards to approximately 65% of the aggregate value of these grants to greater emphasize pay for performance since our performance shares are earned and payable only if a pre-established performance goal is achieved. In 2017, RSUs (each unit having the value of one share of our common stock) represented the remaining 35% of the aggregate value of these grants.
The Compensation Committee designed the compensation structure to ensure that a significant portion of our NEOs' compensation (specifically, annual cash incentive bonuses and performance shares) was performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), relative responsibilities of each executive, replacement/retention risk, potential at the Company, individual performance, tenure with the Company, Company performance and peer group and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors.
The design of the components of our long-term incentive program reflect this review, and are described below.
Performance Shares
2017 Grants
We redesigned our performance shares in 2015, and since then, have continued to use that general design. For 2017, we added dividend equivalents and increased the threshold payout percentage, as described below. In March 2017, our NEOs received grants of performance shares that were based upon our achievement of a metric tied to adjusted return on stockholders’ equity, or AROE, measured over a two-year period, followed by an additional one-year vesting requirement, so that the grants have a three-year structure. This metric was chosen because we believe that (1) it will encourage management to focus on multiple performance objectives, including operating performance and capital management, that are critical to creating stockholder value over a sustained period of time, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals, and therefore it will more effectively motivate and retain our executives. The two-year performance period was again chosen because of the difficulty in determining meaningful benchmarks over a longer period of time. The additional one-year vesting requirement gives the awards an overall three-year retention period.
In 2017, we added cash dividend equivalents to our performance shares to treat performance share holders comparable to our actual stockholders. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. In that event, payment would be made, in cash, when the underlying performance shares are distributed.
Also in 2017, based on advice from Pay Governance, we increased the threshold level of payment from 0 to 50% of target to better conform the design of our program to that of some of our peer companies, and to thereby ensure that our long-term compensation program remained competitive.
The performance share grants made to our NEOs in 2017 are set out and described in the Summary Compensation Table on page 33 and the Grants of Plan-Based Awards Table on page 35. Specifically, for the performance period commencing on January 1, 2017, and ending on December 31, 2018, the performance goals selected were based on how the Company's AROE over this period compares to pre-determined levels, which were intended to be challenging, but achievable.
For the 2017 – 2018 performance period, the pre-established threshold, target and maximum levels for AROE and the corresponding payouts as a percentage of the target number of performance shares awarded are as follows:

	Company's Two-Year Adjusted Return on Stockholders' Equity	Payout as a Percentage of Target
Maximum	>9.9%	200%
Target	7.5%-6.7%	100
Threshold	5.8%	50
For purposes of the 2017 performance share grant, AROE will be calculated based on the financial information disclosed in the Company’s Annual Financial Statements, for each of the 2017 and 2018 fiscal years, and is defined as follows:
Adjusted Return on Stockholders’ Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized gains on Investments, net x (1 - the Enacted Tax Rate)) + (Amortization of Intangibles x (1 - the Enacted Tax Rate))) / (Avg. (prior year Adjusted Stockholders’ Equity + current year Adjusted Stockholders’ Equity)))
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments.
Adjusted Stockholders’ Equity = Stockholders equity including deferred reinsurance gain-LPT Agreement less Accumulated other comprehensive income, net.
The Enacted Tax Rate is the corporate tax rate established by law for the applicable tax year relevant to the Company or otherwise described as the statutory tax rate.
The Company’s two-year Adjusted Return on Stockholders’ Equity is the average of the 2017 Adjusted Return on Stockholders’ Equity and the 2018 Adjusted Return on Stockholders’ Equity. The Adjusted Return on Stockholders' Equity for 2017 and 2018 will be equitably adjusted to exclude the impact of enactment of the Tax Cuts and Jobs Act.
As mentioned above, a one-year vesting requirement starts at the end of the 2017 – 2018 performance period. Payouts, if any, would be made in March 2020.
Results for the 2015 Performance Share Grants
In 2015, the then-current Compensation Committee awarded performance shares for the 2015 – 2016 performance period, which was followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders and, as described in the Company’s 2017 Annual Meeting of Stockholders, achievement of the performance goals were certified by the Compensation Committee serving at that time at 200% of target, the maximum level of achievement. This achievement reflected Company performance that significantly exceeded expectations. The structure of these awards and their performance goals are substantially similar to those described above for the

2017 grant, and the performance goals were based upon our achievement of a metric based on our adjusted return on stockholders’ equity compared to pre-determined levels. The resulting numbers of shares awarded to our NEOs are set forth below and are also provided in the Option Exercises and Stock Vested for 2017 table on page 37.

Name	Number of Shares Awarded for the 2015 – 2016 Performance Period
Douglas D. Dirks	60,200
Michael S. Paquette	—
Stephen V. Festa	18,200
Lenard T. Ormsby	18,000
John P. Nelson	15,600
Mr. Paquette was not employed with the Company when the performance shares for the 2015 – 2017 cycle were granted and therefore was not eligible for that grant.
Performance Goal Certification for the 2016 Performance Share Grants
In 2016, the then-current Compensation Committee awarded performance shares, which, like the 2015 performance shares described above, have a two-year performance period (calendar years 2016 and 2017) followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the Company’s 2017 Annual Meeting of Stockholders. The structure of these awards and their performance goals are substantially similar to those described above for the 2017 performance share grants. The current Compensation Committee has certified that the Company had earned a level of achievement that is 200% of target, the maximum level of achievement. This level was the result of corporate performance that significantly exceeded the target performance goal set forth by the Compensation Committee for payout under the grant. These awards are included in the Outstanding Equity Awards at 2017 Fiscal Year-End table on page 36, and generally will become payable in 2019, following the one-year vesting period.
Restricted Stock Units
Our NEOs received grants of time-vesting RSUs in March 2017. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. In 2017, we added dividend equivalents to our RSUs. As with the similar addition for the performance shares, this change was made to treat RSU holders comparable to our actual stockholders. Dividend equivalent units will be credited during the vesting periods, but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2017 to our NEOs are set out and described in the Summary Compensation Table on page 33 and the Grants of Plan-Based Awards Table on page 35.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and some of our NEOs also receive airline travel club memberships and country club memberships.
The Compensation Committee, with advice from Pay Governance, has determined that these perquisites are modest and appropriate. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. Airline travel club memberships are provided to our NEOs to facilitate efficient business travel. The country club memberships provide our NEOs with access to quality establishments for business entertainment and encourage them to interface with our community. Certain relocation benefits and related expenses were granted to Mr. Paquette in connection with his recruitment, hiring and the negotiation of his employment agreement. These benefits are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 33.

Employment Agreements
Each of our NEOs is a party to an employment agreement. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control. The Company entered into an employment agreement with Mr. Paquette, effective January 1, 2017, in connection with the commencement of his employment. This agreement is substantially similar to the agreements with the other NEOs, and likewise similar to the agreements entered into with newly hired senior level executives. In this regard, Mr. Paquette was entitled to relocation benefits and related expenses (including gross-up provisions capped at $160,000) for his move to Reno, Nevada.
The agreements with Messrs. Dirks and Paquette expire December 31, 2018. The agreements with Messrs. Festa, Ormsby and Nelson were amended and restated, effective as of January 1, 2018. These amended and restated employment agreements are substantially similar to the current agreements, except that certain restrictive covenants were amended to comply with recently enacted legislation and federal agency requirements relating to employees’ whistleblower rights and related issues, and with recent changes in Nevada law regarding the scope of the noncompetition provisions and, as amended, these agreements would expire on December 31, 2019 (two years following the expiration dates of the current agreements). In addition, Mr. Paquette’s agreement was subsequently amended to reimburse him for certain relocation expenses incurred until December 31, 2018, instead of December 31, 2017. None of our current employment agreements provide for payments to offset excise taxes related to a change in control (“280G gross-up” payments). Instead, the agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes.
At the various times that the employment agreements were either entered into, negotiated or amended, the Compensation Committee reviewed the terms of the agreements, consulted with, and solicited advice from, Pay Governance, and concluded that the applicable provisions of these agreements were reasonable and consistent with market practice.
A more detailed description of these agreements is provided in “Potential Payments upon Termination or Change in Control” on page 37.
Risk Assessment
Management performed a risk assessment to determine whether our compensation plans promote excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in each case, the potential for such risk is low. Pay Governance then reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and likewise concluded that these compensation plans are not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes, and found that the program:

•	Provided a balanced mix of fixed and performance-based compensation;

•	Included base salaries that were competitive within our industry;

•
Was comprised of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based upon varying performance goals among our performance-based awards;

•	Provided annual cash incentive bonus awards and performance share awards that were capped at competitive levels;

•
Ensured that a portion of total compensation was linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;

•
Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;

•
Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to both strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value; and

•	Included clawback, grant, and retention policies (as described below) which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated.
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders and are intended to motivate our executive officers to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, that are set forth in the table below. It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the number of shares will begin on the effective date of the change of position.

Position	Multiple of Base Salary
CEO	4x
Executive Vice President	3x
Senior Vice President	2x
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Grant Policy and Guidelines
The Compensation Committee has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2017 annual grants to the NEOs requires that all equity grants, other than new hire grants, certain grants to non-officers and grants of performance share awards, will be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
Performance share awards (and similar performance-based awards other than stock options) that were intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.
“Clawback” Policy
We have a “clawback” policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company during employment or following termination of employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our Equity Plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.

In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring potential final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Prohibiting Hedging and Pledging
The Company's Insider Trading Policy prohibits Directors and other Company insiders, which include our NEOs, from making “short sales” of the Company's equity securities, or otherwise speculating in the Company's equity securities, as these activities may place the personal gain of the Director or other insider in conflict with the best interests of the Company and its stockholders. Additionally, the equity grants made to the Company's officers, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Equity Plan. We are monitoring potential final regulations regarding hedging and pledging restrictions and will modify or implement new policies as may become necessary or be deemed appropriate.
Tax and Accounting Considerations
When structuring our compensation programs and granting awards, bonuses and other forms of compensation, the Compensation Committee considers, among other things, the applicable tax and accounting treatment and implications. Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct compensation in excess of $1,000,000 paid to its covered employees. Historically, the Compensation Committee structured some forms of executive compensation so that they satisfied the requirements for deductibility under Section 162(m), and specifically, complied with the performance-based compensation exception under Section 162(m). Nevertheless, the Compensation Committee also believed that there were circumstances under which the Company's interests were best served by maintaining flexibility in the way compensation was provided, even if the compensation was not fully deductible. As a consequence of this approach, for 2017, some compensation paid to certain of our NEOs will not be deductible by reason of Section 162(m). The amount of incremental income tax associated with this lost deduction for 2017 was de minimis.
Under the Tax Cuts and Jobs Act 2017 (the “Tax Act”), effective for taxable years beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, our covered employees will be expanded to include our chief financial officer and certain former executives. Given the lack of regulatory guidance to date, we are not yet able to determine the future impact of the Tax Act changes to Section 162(m) on the Company and its compensation programs.
COMPENSATION COMMITTEE REPORT
The individuals listed below serve on the Compensation Committee and each is an Independent Director. These members reviewed and discussed with the Company’s management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Compensation Committee and based on the reviews and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. (Robert J. Kolesar was an Independent Director who served as a member of the Compensation Committee until May 24, 2017, when he retired from the Board. Jeanne L. Mockard is an Independent Director who began serving on the Committee March 1, 2018.)
/s/ Compensation Committee
Valerie R. Glenn, Chair
Richard Blakey, commencing May 25, 2017
James R. Kroner

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2017, 2016 and 2015 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2017. These five officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	2017	886,221	—	1,940,709	—	990,000	—	65,024	3,881,954
	2016	871,338	—	2,040,203	196,930	1,470,500	—	58,758	4,637,729
	2015	927,569	—	2,013,488	199,906	1,368,000	—	63,777	4,572,740
Michael S. Paquette Executive Vice President and Chief Financial Officer, EHI(5)	2017	451,040	—	570,753	—	375,000	—	104,044	1,500,837
Stephen V. Festa Executive Vice President and Chief Operating Officer, EHI	2017	512,286	—	727,891	—	340,000	—	36,268	1,616,445
	2016	494,411	—	736,549	77,255	550,000	—	36,036	1,894,251
	2015	488,299	—	563,860	60,277	500,500	—	36,471	1,649,407
Lenard T. Ormsby Executive Vice President and Chief Legal Officer, EHI	2017	485,943	—	527,964	—	335,000	—	35,365	1,384,272
	2016	469,626	—	566,586	59,431	511,500	—	37,833	1,644,976
	2015	485,708	—	556,600	59,514	500,500	—	40,301	1,642,623
John P. Nelson Executive Vice President and Chief Administrative Officer, EHI	2017	375,892	—	554,487	—	280,000	—	45,337	1,255,716
	2016	364,557	—	594,922	62,397	401,500	—	43,898	1,467,274
	2015	354,501	—	481,580	51,884	355,000	—	46,631	1,289,596

(1)	Salary includes base salary and payments for vacation, holiday, bereavement and sick days and income recognized with respect to excess life insurance provided by the Company.

(2)
The amounts in the “Stock Awards” column for 2017 consist of performance shares (PSUs) and RSUs granted in 2017 under the Equity Plan. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for 2017 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown for 2017 are set forth in Note 14 to the 2017 Consolidated Financial Statements. The PSUs are units each of which is equal to the value of one share of our common stock. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid (in cash) only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. The PSUs and accrued dividends will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Messrs. Dirks, Paquette, Festa, Ormsby, and Nelson were $2,077,024, $610,624, $779,072, $565,504, and $594,080, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the applicable vesting requirements are satisfied. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 35.

(3)
The Non-Equity Incentive Plan Compensation in this table reflects the annual cash incentive bonus, if any, earned under this plan by each of our NEOs with respect to 2017, which was paid in the first quarter of 2018.

(4)	Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation(a) ($)	Life Insurance Premiums ($)	Personal Benefits(b) ($)	Relocation Benefits(c) ($)	Total ($)
Douglas D. Dirks	2017	15,600	16,557	10,800	16,962	5,105	—	—	65,024
Michael S. Paquette	2017	14,400	—	10,800	8,846	1,084	—	68,914	104,044
Stephen V. Festa	2017	14,400	—	10,800	9,808	1,260	—	—	36,268
Lenard T. Ormsby	2017	14,400	—	10,800	9,135	1,030	—	—	35,365
John P. Nelson	2017	14,400	11,986	10,800	7,212	939	—	—	45,337

a.
For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2017, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2017.

b.
Personal benefits include the aggregate incremental costs associated with NEOs' and their guests' (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Also included are the aggregate incremental costs associated with the NEOs' professional memberships.

c.	Relocation benefits include tax gross ups of $8,381 related to Mr. Paquette's relocation benefits.

(5)	Mr. Paquette commenced employment on January 1, 2017.
GRANTS OF PLAN-BASED AWARDS
Non-Equity Incentive Plan Awards
2017 Annual Cash Incentive Bonus Program. As discussed above, the 2017 annual cash incentive bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2017, was based on adjusted GAAP accident year combined ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee’s discretion to reduce the bonus amounts based on criteria selected by the Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2017, the target bonus award percentages were as follows: for Mr. Dirks, 90%, and for each of the remaining NEOs, 55%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2017 bonus program by our NEOs are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2017 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
Performance Shares and RSUs
As discussed above, the Company granted performance shares (PSUs) and RSUs to our NEOs in 2017 under the Equity Plan.
PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2017, and ending on December 31, 2018. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which are determined at the end of the performance period. The performance goals are based on the Company's adjusted return on shareholders' equity for the period from January 1, 2017, until December 31, 2018, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level, 50% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the performance shares are satisfied. In that event, payment would be made, in cash, when the underlying performance shares are distributed. PSUs awarded for 2017 are set forth under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column below.

The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2018 and each of the first three anniversaries of the first vesting date. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2017 are set forth under the "All Other Stock Awards" column below.
No stock options were granted in 2017.
Grants of Plan-Based Awards in 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	793,800	1,587,600	—	—	—	—	—	—	—
	3/8/2017	—	—	—	13,810	27,620	55,240	—	—	—	1,381,221
	3/8/2017	—	—	—	—	—	—	14,880	—	—	559,488
Michael S. Paquette	n/a	—	253,000	506,000	—	—	—	—	—	—	—
	3/8/2017	—	—	—	4,060	8,120	16,240	—	—	—	406,065
	3/8/2017	—	—	—	—	—	—	4,380	—	—	164,688
Stephen V. Festa	n/a	—	280,500	561,000	—	—	—	—	—	—	—
	3/8/2017	—	—	—	5,180	10,360	20,720	—	—	—	518,083
	3/8/2017	—	—	—	—	—	—	5,580	—	—	209,808
Lenard T. Ormsby	n/a	—	261,250	522,500	—	—	—	—	—	—	—
	3/8/2017	—	—	—	3,760	7,520	15,040	—	—	—	376,060
	3/8/2017	—	—	—	—	—	—	4,040	—	—	151,904
John P. Nelson	n/a	—	206,250	412,500	—	—	—	—	—	—	—
	3/8/2017	—	—	—	3,950	7,900	15,800	—	—	—	395,063
	3/8/2017	—	—	—	—	—	—	4,240	—	—	159,424

(1)
For the Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of the annual cash incentive bonus based on the annual target percentage of base salary rate, and Maximum reflects achievement of the Bonus Hurdle without regard to the exercise of any negative discretion by the Compensation Committee, which would be 200% of the Target percentage of base salary rate.

(2)
Amounts shown are the number of PSUs granted to the NEOs in March 2017. Threshold reflects 50% of the value at Target, Target reflects 100% of the value of the award and maximum reflects 200% of the value of the award at Target. The PSUs will become distributable in 2020, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2018, and subject to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2019.

(3)	Amounts shown are the number of RSUs granted to each of the NEOs in March 2017. The RSUs will vest as to 25% of the units on March 15, 2018, and on each of the next three anniversaries of that date.

(4)	No stock options were granted in 2017.

(5)
Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2017 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.
Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2017:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	3/8/2017	—	—	—			14,880	660,672	55,240	2,452,656
	3/14/2016	5,875	17,625	—	27.72	3/14/2023	16,134	716,350	57,240	2,541,456
	3/10/2015	13,100	13,100	—	24.20	3/10/2022	11,501	510,644	—	—
	3/11/2014	27,858	9,286	—	20.87	3/11/2021	5,445	241,758	—	—
	3/19/2013	36,200	—	—	22.23	3/19/2020	—	—	—	—
Michael S. Paquette	3/8/2017	—	—	—			4,380	194,472	16,240	721,056
Stephen V. Festa	3/8/2017	—	—	—			5,580	247,752	20,720	919,968
	3/14/2016	—	6,915	—	27.72	3/14/2023	4,596	204,062	22,466	997,490
	3/10/2015	—	3,950	—	24.20	3/10/2022	2,550	113,220	—	—
	3/11/2014	—	2,525	—	20.87	3/11/2021	1,017	45,155	—	—
Lenard T. Ormsby	3/8/2017	—	—	—			4,040	179,376	15,040	667,776
	3/14/2016	1,773	5,319	—	27.72	3/14/2023	3,535	156,954	17,282	767,321
	3/10/2015	3,900	3,900	—	24.20	3/10/2022	2,500	111,000	—	—
	3/11/2014	8,325	2,775	—	20.87	3/11/2021	1,118	49,639	—	—
	3/19/2013	11,000	—	—	22.23	3/19/2020	—	—	—	—
	3/16/2012	18,000	—	—	17.02	3/16/2019	—	—	—	—
John P. Nelson	3/8/2017	—	—	—			4,240	188,256	15,800	701,520
	3/14/2016	1,861	5,585	—	27.72	3/14/2023	3,712	164,813	18,146	805,682
	3/10/2015	—	3,400	—	24.20	3/10/2022	2,150	95,460	—	—
	3/11/2014	—	2,275	—	20.87	3/11/2021	917	40,715	—	—

(1)
The column reflects stock options granted under the Equity Plan in March of each of 2016, 2015, 2014, 2013, and 2012. The options vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant, except that starting with the 2015 grants, the shares vest on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(2)
The column reflects RSUs granted under the Equity Plan in March of each of 2017, 2016, 2015, and 2014. The RSUs vest as to 25% of the units on each of the first four anniversaries of the date of grant, except that starting with the 2015 grants, the shares will vest on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.

(3)
The column reflects the number of PSUs granted in March 2017 and March 2016 under the Equity Plan that would be awarded to the NEOs at the end of the two-year performance period and one-year succeeding vesting period, assuming that the maximum levels of the performance goals have been achieved for each grant. The performance period for the March 2017 and March 2016 PSU grants commenced January 1, 2017 and January 1, 2016, respectively. The PSUs that were granted in March 2015, and were settled in January 2018, are described in footnotes 1 and 2 to the “Option Exercises and Stock Vested for 2017 Table,” below.

Option Exercises and Stock Vested for 2017

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	142,190	3,752,146	82,241	3,516,553
Michael S. Paquette	—	—	—	—
Stephen V. Festa	18,329	302,080	22,498	972,746
Lenard T. Ormsby	—	—	22,671	978,026
John P. Nelson	33,225	776,064	19,754	851,742

(1)
The number of shares acquired on vesting column reflects (a) the vesting of 25% of the RSUs granted on March 19, 2013, March 11, 2014, March 10, 2015 and March 14, 2016 for each of the NEOs receiving grants in the applicable years; and (b) the value of the PSUs granted on March 10, 2015 based on 200% of target level, which was the maximum level of achievement. The shares underlying the 2015 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year vesting period.

(2)
The value realized on vesting column reflects (a) the number of shares underlying the RSU grants that vested on March 15, 2017, March 11, 2017, and March 19, 2017, multiplied by the per share fair market value of the shares as of the respective vesting dates, which were $38.50 (the closing price on March 15, 2017, for the RSUs vesting on that date), $37.80 (the closing price on March 13, 2017, for the RSUs vesting on March 11, 2017), $38.30 (the closing price on March 20, 2017, for the RSUs vesting on March 19, 2017); and (b) the number of shares underlying the PSUs granted on March 10, 2015, following the completion of the two-year performance period and one-year succeeding vesting period that ended on December 31, 2017, multiplied by the per share fair market value of the shares, which was $43.60, as of January 23, 2018, the closing price on the date the PSUs were settled. Mr. Paquette was not employed on the grant date for the March 2015 PSU grant, and therefore he did not receive any payment with respect to that grant.

Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2017, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
As discussed above, each of our NEOs had an employment agreement with the Company in 2017. The employment agreements with Messrs. Dirks and Paquette are scheduled to expire on December 31, 2018. The employment agreements with Messrs. Festa, Ormsby and Nelson were scheduled to expire on December 31, 2017, but were renewed for an additional two-year term, and are now scheduled to expire on December 31, 2019. The following summaries describe the terms of the employment agreements with our NEOs, in effect as of December 31, 2017.
Named Executive Officers' Employment Agreements
If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining NEOs, or (b) for each NEO, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
severance payments equal to: (1) for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months; (2) for Messrs. Festa, Ormsby and Nelson two times base salary payable in bi-weekly installments for 24 months; and, (3) for Mr. Paquette, one times base salary payable in bi-weekly installments for 12 months; and

•
continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium for each of the NEOs other than Mr. Paquette, who would be entitled to such continued health insurance coverage for a 12-month period following termination of employment.

If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining NEOs, within 18 months following a change in control; or (2) for each NEO, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
a lump sum cash payment equal to: (1) for Mr. Dirks, three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs; (2) for Messrs. Festa, Ormsby and Nelson , two times the sum of the executive's base salary and the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs; and (3) for Mr. Paquette, two times the sum of (a) the executive's base salary and (b) $247,500; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off with the cap, on an after tax basis.
The executives would be subject to certain non-competition and non-solicitation restrictions for: (1) 24 months after the termination date for Mr. Dirks; (2) 18 months following the executive's termination date for the remaining NEOs other than for Mr. Paquette; and (3) for Mr. Paquette, a 12 month non-competition period and an 18 month non-solicitation period following the termination of his employment. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability. In accordance with the Company's policies generally applicable to all employees, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached age 65. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Terms of Equity Awards
Terminations Not Related to a Change in Control:
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), (2) a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive dies during such one-year period, then, the executive's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement. As of December 31, 2017, the retirement provisions in our equity awards would apply only to Mr. Ormsby because he is the only NEO who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, with respect to these awards, upon Mr. Ormsby's retirement, 50% of his then unvested options would vest and become exercisable as of the date of his retirement and all remaining unvested options would be forfeited. In addition, all of his vested options would remain exercisable for three years following the date of his retirement (but not later than the expiration of the option term) and if he were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the expiration of the option term). With respect to his outstanding RSU awards, 50% of his then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and with respect to his outstanding PSU awards, a prorated portion of his PSUs would be deemed earned based on the number of months that he continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that he refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him. For purposes of our equity awards, “retirement” is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.
2017 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2017 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2017:
Death or Disability. If the executive's employment terminates prior to December 31, 2017, by reason of death or disability, the 2017 annual bonus award would become payable when it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2017, and based on the actual salary that the executive would have earned had he remained in employment through December 31, 2017, and subject to, and to the extent of, the actual achievement of the performance goals.

Involuntary Termination Without Cause. If the Company terminates the executive's employment prior to December 31, 2017, other than for cause, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2017, calculated based on the actual salary that the executive would have earned for 2017 had the executive remained in employment through December 31, 2017, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2017, until the executive's date of termination, and the denominator of which is 12.
For Cause; Voluntary Termination. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2017 annual bonuses are paid, other than for any of the reasons described above, then the executive's 2017 annual bonus would terminate and be forfeited immediately.
Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2017 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2017, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, but without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2017, assuming for each NEO, the NEO’s annual bonus target percentage multiplied by the NEO’s 2017 annual base salary rate without regard to the exercise of any negative discretion by the Compensation Committee, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2017, until the consummation of the change in control, and the denominator of which is 12.
Termination By Reason of Retirement. If the executive terminates employment prior to December 31, 2017, by reason of retirement, then the executive would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2017, calculated based on the actual salary that the executive would have earned for 2017 had the executive remained in employment through December 31, 2017, and subject to, and to the extent of, the actual achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2017, until the executive's date of termination, and the denominator of which is 12, so long as the executive refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him through December 31, 2017.  For 2017, Mr. Ormsby is the only NEO who would satisfy the criteria necessary to terminate employment by reason of retirement.
Assuming the employment of each of the NEOs had terminated on December 31, 2017, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2017), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies, agreements and arrangements, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,646,000	990,000		327,977	33,540	—	—	2,511,856		6,509,373
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,646,000	5,186,100		327,977	33,540	—	—	6,674,313	(3)	14,867,930
Voluntary Termination	—	—		327,977	—	—	—	—		327,977
Termination for Cause	—	—		327,977	—	—	—	—		327,977
Change in Control	—	1,587,600	(4)	—	—	—	—	6,674,313	(5)	8,261,913
Death	—	990,000		327,977	—	2,646,000	—	6,674,313		10,638,290
Disability	—	990,000		327,977	—	—	1,035,000	6,674,313		9,027,290
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	460,000	375,000		44,218	11,101	—	—	240,352		1,130,671
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	920,000	1,001,000		44,218	16,652	—	—	555,000	(3)	2,536,870
Voluntary Termination	—	—		44,218	—	—	—	—		44,218
Termination for Cause	—	—		44,218	—	—	—	—		44,218
Change in Control	—	506,000	(4)	—	—	—	—	555,000	(5)	1,061,000
Death	—	375,000		44,218	—	1,380,000	—	555,000		2,354,218
Disability	—	375,000		44,218	—	—	1,890,000	555,000		2,864,218
Stephen V. Festa
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,020,000	340,000		178,559	33,540	—	—	971,650		2,543,749
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,020,000	1,451,333		178,559	33,540	—	—	2,322,209	(3)	5,005,641
Voluntary Termination	—	—		178,559	—	—	—	—		178,559
Termination for Cause	—	—		178,559	—	—	—	—		178,559
Change in Control	—	561,000	(4)	—	—	—	—	2,322,209	(5)	2,883,209
Death	—	340,000		178,559	—	1,500,000	—	2,322,209		4,340,768
Disability	—	340,000		178,559	—	—	1,170,000	2,322,209		4,010,768
Lenard T. Ormsby
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	950,000	335,000		128,625	33,540	—	—	734,139		2,181,304
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	950,000	1,383,833		128,625	33,540	—	—	1,830,975	(3)	4,326,973
Voluntary Termination	—	—		128,625	—	—	—	—		128,625
Termination for Cause	—	—		128,625	—	—	—	—		128,625
Change in Control	—	522,500	(4)	—	—	—	—	1,830,975	(5)	2,353,475
Death	—	335,000		128,625	—	1,425,000	—	1,830,975		3,719,600
Disability	—	335,000		128,625	—	—	—	1,830,975		2,294,600
Retirement	—	335,000		128,625	—	—	—	1,466,092		1,929,717

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
John P. Nelson
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	750,000	280,000		64,570	33,540	—	—	770,962		1,899,072
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	750,000	1,050,167		64,570	33,540	—	—	1,861,055	(3)	3,759,332
Voluntary Termination	—	—		64,570	—	—	—	—		64,570
Termination for Cause	—	—		64,570	—	—	—	—		64,570
Change in Control	—	412,500	(4)	—	—	—	—	1,861,055	(5)	2,273,555
Death	—	280,000		64,570	—	1,125,000	—	1,861,055		3,330,625
Disability	—	280,000		64,570	—	—	1,770,000	1,861,055		3,975,625

(1)
For the year 2017, the bonuses reflect the annual cash incentive bonuses earned in 2017 under the Equity Plan. The 2017 annual bonuses were paid in the first quarter of 2018 at varying percentages of the eligible NEOs' respective base salary rates.

(2)
Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of his monthly salary, up to a maximum of $15,000 per month until attainment of age 65.

(3)
The value for equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)
The annual bonus amount under the Equity Plan reflects the greater of (a) the actual annual cash incentive bonus earned by each of our NEOs with respect to 2017, without regard to the exercise of any negative discretion by the Compensation Committee, and (b) the NEO's target percentage multiplied by the NEO's annual base salary rate. For 2017, for each of our NEOs, the value of (a), above was greater than (b), above, so the amount in the table reflects the annual cash incentive bonus earned for each NEO, without regard to the exercise of any negative discretion by the Compensation Committee.

(5)
The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.

CEO Pay Ratio Disclosure
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO. The CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2017. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, only about 5 percent of our employees receive annual equity awards.
After identifying the median employee as described above, we then calculated this employee’s annual total compensation using the same methodology we use for our named executive officers for purposes of the Summary Compensation Table in this proxy statement. As so calculated, the identified median employee’s total compensation was $79,515. The CEO’s total compensation was $3,881,954. Therefore, our 2017 CEO to median employee pay ratio is 49:1.
DIRECTOR COMPENSATION
Director compensation for 2017 was the same as it was for 2016. Specifically, Director compensation was composed of an annual cash retainer for each non-employee Director of $40,000 (as it was for 2016) and, as in 2016, no additional payments were made for attendance at Board meetings. Each non-employee Director received $1,750 for each Audit Committee meeting attended and $1,500 for each other committee meeting attended. The Chairman of the Board was paid an additional cash fee of $20,000. The Audit Committee Chair was paid an annual cash fee of $15,000, the Compensation Committee Chair was paid an annual cash fee of $12,500, and the remaining Committee Chairs were paid an additional cash fee of $10,000.
In addition to the cash compensation, on May 25, 2017, each non-employee Director serving as of that date was granted an award of RSUs with a value of approximately $60,000. Mr. McColgan began serving on the Board as of July 1, 2017. Consequently, on July 25, 2017, he was granted a prorated award of RSUs with a value of approximately $55,000. All RSUs granted to non-employee Directors in 2017 will vest in full on May 25, 2018, and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents, which will be converted to additional RSUs.
The Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2017 Director compensation program during several Compensation Committee meetings to ensure that Director compensation remained reasonable and competitive, was consistent with best corporate practices, met the goals and objectives of the directors, and aligned directors’ interests with those of our stockholders.

The following table sets forth a summary of the compensation paid to our non-employee Directors in 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Michael D. Rumbolz	66,000	59,960	—	—	—	2,549	128,509
Richard W. Blakey	62,000	59,960	—	—	—	1,978	123,938
Prasanna G. Dhoré	60,500	59,960	—	—	—	3,574	124,034
Valerie R. Glenn	78,000	59,960	—	—	—	2,495	140,455
Robert J. Kolesar(3)	22,934	—	—	—	—	—	22,934
James R. Kroner	72,500	59,960	—	—	—	—	132,460
Michael J. McColgan(4)	30,000	54,981	—	—	—	3,574	88,555
Michael J. McSally	71,736	59,960	—	—	—	734	132,430
Ronald F. Mosher	60,264	59,960	—	—	—	1,028	121,252
Katherine W. Ong	68,000	59,960	—	—	—	734	128,694

(1)
The amounts in the “Stock Awards” column relate to the RSUs granted in 2017 under the Equity Plan by the Company to the non-employee Directors serving as of that date. The RSUs granted in 2017 will vest on May 25, 2018. The fair market value of each share of common stock subject to the RSUs on the date of grant, which was May 25, 2017, for each non-employee Director serving as of that date was $40.35, and on July 25, 2017, for Mr. McColgan’s grant was $43.95. As of December 31, 2017, each non-employee Director other than Mr. McColgan had 1,486 unvested RSUs and Mr. McColgan had 1,251 unvested RSUs. In addition, as of that date, Messrs. Dhoré, Kroner, McSally, Mosher, and Rumbolz, Dr. Blakey, Ms. Glenn, and Ms. Ong had 3,427, 8,627, 8,822, 34,088, 32,649, 32,220, 33,773, and 33,669 vested RSUs, respectively.

The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our Directors in 2017 and all other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2017 Consolidated Financial Statements.

(2)
All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.

(3)	Mr. Kolesar retired from the Board effective May 24, 2017.

(4)	Mr. McColgan began serving on the Board as of July 1, 2017.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee during all or part of 2017 consisted of Ms. Glenn, Chair, and members Dr. Blakey and Messrs. Kolesar and Kroner. None of these Directors were at any time during 2017, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director's independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.
Executive Officers of the Registrant
The following provides information regarding our senior executive officers and key employees as of January 31, 2018. No family relationships exist among our directors or executive officers.

Name	Age	Position
Douglas D. Dirks	59	President and Chief Executive Officer of Employers Holdings, Inc.
Michael S. Paquette	54	Executive Vice President and Chief Financial Officer of Employers Holdings, Inc.
Lenard T. Ormsby	65	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Employers Holdings, Inc.
Stephen V. Festa	58	Executive Vice President and Chief Operating Officer of Employers Holdings, Inc.
John P. Nelson	55	Executive Vice President and Chief Administrative Officer of Employers Holdings, Inc.
Tracey L. Berg	48	Executive Vice President and Chief Innovation Officer of Employers Holdings, Inc.
Executive Officers
Douglas D. Dirks. Mr. Dirks has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC and EIG Services, Inc. since November 2008, as well as Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013 when they merged into EIG Services, Inc. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Elite Insurance Services, Inc. (“EIS”) since 2002 and Employers Occupational Health, Inc. ("EOH") from 2002 to January 2014 when it merged into EIG Services, Inc. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH from 2000 to January 2014, ECIC since May 2002, and a Director of EPIC, EAC and EIG Services, Inc. since November 2008, and Pinnacle Benefits, Inc. and AmSERV, Inc. from November 2008 to June 2013. Mr. Dirks is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of NCCI Holdings, Inc., the Board of Governors of the Property Casualty Insurers Association of America and the Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Michael S. Paquette. Mr. Paquette has served as Executive Vice President, Chief Financial Officer and Treasurer of Employers Holdings since January 2017. He is also serving as Treasurer of EGI and Elite Insurance Services, Inc., and as Director and Treasurer of EICN, ECIC, EPIC, EAC, and EIG Services. Mr. Paquette previously served as Executive Vice President, Chief Financial Officer of Montpelier Re Holdings Ltd. from 2008 to 2015 and Chief Financial Officer of Blue Capital Reinsurance Holdings Ltd. from its inception in 2012 to 2015. Mr. Paquette spent 18 years with White Mountains Insurance Group, Ltd. in various capacities, including Senior Vice President, Controller, and 4 years with KPMG LLP as an auditor. Mr. Paquette holds a B.S. degree in Business Administration from the University of Vermont and is a Certified Public Accountant, Certified Management Accountant, Certified Financial Manager, and Chartered Global Management Accountant.

Stephen V. Festa. Mr. Festa has served as Executive Vice President, Chief Operating Officer of Employers Holdings since August 2013. He served as Senior Vice President, Chief Claims Officer of EICN and ECIC and their predecessors since 2004 and EPIC and EAC since 2008. In his role as Chief Claims Officer, Mr. Festa was responsible for all of the Company's Claims and Policyholder Services including Claims, Care Management, Premium Audit, Fraud Investigations and Loss Control. Mr. Festa has been a Director of EICN, ECIC, EPIC, and EAC since February 1, 2011, EIG Services, Inc. and its predecessors since April 6, 2011, Pinnacle Benefits, Inc. from April 2011 to June 2013 when it merged into EIG Services, Inc., and Employers Occupational Health, Inc. from 2007 until January 2014 when it merged into EIG Services, Inc. Prior to joining the Company, Mr. Festa was Executive Vice President of Crawford and Company from 1998 through 2003 and led the company’s Third Party Administrator (TPA) division. Mr. Festa also serves as a member on the Board of Governors of the California Insurance Guarantee Association. He also previously served as Director of Arbitration Forums, Inc. He attended the University of Southern California and has completed the Advanced Executive Education Program sponsored by the American Institute for Chartered Property Casualty Underwriters (AICPCU) and the Wharton School of the University of Pennsylvania.
Lenard T. Ormsby. Mr. Ormsby has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary of Employers Holdings since February 2007. He was appointed Corporate Secretary to EIG in April 2005, General Counsel in October 2006 and Chief Legal Officer in November 2006. He previously served as Executive Vice President and General Counsel of EICN and ECIC from June 2002 to November 2006. He has served as Secretary or Assistant Secretary of EICN, ECIC and EIS since 2002 and EOH from 2002 to January 2014 when it merged into EIG Services, Inc., EGI since April 2005, and as Assistant Secretary of EPIC, EAC and EIG Services, Inc. (and their predecessors) since November 2008, as well as Pinnacle Benefits, Inc. and AmSERV, Inc. (and their predecessors) from November 2008 to June 2013 when they merged into EIG Services, Inc.. Mr. Ormsby has been a Director of ECIC since June 2004, EICN since April 2007, and EPIC, EAC and EIG Services, Inc. (and their predecessors) since November 2008 and Pinnacle Benefits, Inc. and AmSERV, Inc. (and their predecessors) from November 2008 to June 2013. He was Chief Operating Officer of the Fund and EICN from 1999 to June 2002 and General Counsel of the Fund from 1995 to 1999. Before joining the Fund, Mr. Ormsby was a partner in the Nevada law firm of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks. Mr. Ormsby is a retired Lt. Colonel from the U.S. Military where he served for over 25 years in the Nebraska and Nevada Air National Guard and the U.S. Air Force. Mr. Ormsby has a B.A. degree from the University of Nebraska, Omaha, a M.S. degree from North Dakota State University, and a J.D. degree from the University of Nebraska College of Law.
John P. Nelson. Mr. Nelson has been Executive Vice President and Chief Administrative Officer of Employers Holdings since June 2008. He has been Senior Vice President and Chief Administrative Officer of Employers Holdings since February 2007 and Senior Vice President and Chief Administrative Officer of EICN and ECIC since July 2004. Prior to joining the Company, he was Vice President, Human Resources & Administration for Fielding Graduate University in Santa Barbara, California from October 1993 to June 2004. Mr. Nelson has over 30 years of experience in the fields of Human Resources and Administration.
Tracey L. Berg. Ms. Berg has been Executive Vice President and Chief Innovation Officer of Employers Holdings since November 2017. She originally joined the Company in January 2017 as Executive Vice President and Chief Information Officer. Prior to joining the Company, she was Senior Vice President, Chief Information Officer at West Bend Mutual Insurance Co., since 2012 and Chief Information Officer since 2009. Before joining West Bend Mutual Insurance Co., she held various positions at Assurant Employee Benefits and Assurant Shared Business Services holding several leadership and technical positions. Ms. Berg has over 25 years of information technology experience. Ms. Berg holds a B.S. degree in Computer Science from the University of Minnesota and an MBA from Northwestern University's Kellogg School of Management.

Key Employees

Name	Position
Lori A. Brown	Senior Vice President Deputy General Counsel
Aaron P. Mikulsky	Senior Vice President Business Process and Policyholder Services
Lawrence S. Rogers	Senior Vice President and Chief Underwriting Officer
Jeffrey Shaw	Senior Vice President and Chief Information Officer
Barry J. Vogt	Senior Vice President and Chief Claims Officer
Thomas M. Warden	Senior Vice President Chief Data and Analytics Officer
Raymond F. Wise, Jr.	Senior Vice President and Chief Sales Officer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 26, 2018, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each NEO; and

•	all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 26, 2018 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 26, 2018, 32,752,139 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 55 East 52nd Street, New York, NY 10055	4,147,380	(2)	12.7
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	2,968,146	(3)	9.1
FMR LLC, 245 Summer Street, Boston, MA 02210	2,601,251	(4)	7.9
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,505,183	(5)	7.6
Richard W. Blakey	56,351	(6)	*
Prasanna G. Dhoré	4,913		*
Valerie R. Glenn	60,520	(7)	*
Barbara A. Higgins	368		*
James R. Kroner	15,113	(8)	*
Michael J. McColgan	1,251		*
Michael J. McSally	16,938	(9)	*
Jeanne L. Mockard	368		*
Ronald F. Mosher	47,741	(10)	*
Katherine W. Ong	40,464		*
Michael D. Rumbolz	50,018	(11)	*
Douglas D. Dirks	434,629	(12)	1.3
Michael S. Paquette	828		*
Stephen V. Festa	59,037	(13)	*
Lenard T. Ormsby	127,725	(14)	*
John P. Nelson	69,267	(15)	*
All Directors and executive officers as a group (17) persons	986,147	(16)	3.0
*    Represents less than 1%

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)
Information concerning stock ownership obtained from Amendment No. 4 to the Schedule 13G filed with the SEC on January 19, 2018. BlackRock Inc. reported sole voting power with respect to 4,077,581 shares of common stock and dispositive power with respect to all 4,147,380 shares of common stock.

(3)
Information concerning stock ownership obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2018. The Vanguard Group, Inc. reported sole voting power with respect to 35,259 shares of common stock, shared voting power with respect to 6,400 shares of common stock, sole dispositive power with respect to 2,929,044 shares of common stock, and shared dispositive power with respect to 39,102 shares of common stock.

(4)
Information concerning stock ownership obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 13, 2018. FMR, LLC reported sole voting power with respect to 508,940 shares of common stock, and sole dispositive power with respect to 2,601,251 shares of common stock.

(5)
Information concerning stock ownership obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,386,750 shares of common stock, and sole dispositive power with respect to 2,505,183 shares of common stock.

(6)	Includes 54,458 shares of common stock beneficially owned by the Richard Blakey Family Trust.

(7)	Includes 28,955 shares of common stock beneficially owned by the Glenn Family Trust.

(8)	Includes 11,639 shares of common stock beneficially owned by the James R. Kroner Living Trust.

(9)	Includes 6,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.

(10)	Includes 12,000 shares of common stock beneficially owned by the Ronald F. Mosher Retirement Trust.

(11)	Includes 21,011 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.

(12)	Includes 104,744 shares of common stock subject to options that were exercisable as of March 26, 2018.

(13)
Includes (i) 49,684 shares of common stock beneficially owned by the Stephen and Jane Festa Family Trust; and (ii) 6,805 shares of common stock subject to options that were exercisable as of March 26, 2018.

(14)	Includes (i) 69,425 shares of common stock beneficially owned by the Ormsby Family Trust; and (ii) 49,496 shares of common stock subject to options that were exercisable as of March 26, 2018.

(15)
Includes (i) 53,558 shares of common stock beneficially owned by the John P Nelson and Shelli-Marie Nelson Family Trust; and (ii) 7,698 shares of common stock subject to options that were exercisable as of March 26, 2018.

(16)	Includes 168,743 shares of common stock subject to options that were exercisable as of March 26, 2018.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Employers Holdings' Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms.
AUDIT MATTERS
Audit Committee Independence
The three members of Employers Holdings' Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com;

•	or by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Audit Committee Report
In connection with the financial statements for the fiscal year ended December 31, 2017, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 1301, "Communications with Audit Committees";

•
and received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 21, 2018 meeting of the Board, that Employers Holdings' audited financial statements for the year ended December 31, 2017 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.
/s/ Audit Committee
Michael J. McSally, Chair
Michael J. McColgan
Ronald F. Mosher
Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the fiscal year ended December 31, 2017 and the Company's internal controls over financial reporting as of December 31, 2017. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.
Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $2,150,700 and $2,064,000 for fiscal years 2017 and 2016, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2017 and 2016; audit of the Company's internal controls over financial reporting as of December 31, 2017 and 2016; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2017 and 2016. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for fiscal years ended 2017 and 2016. All of such audit-related services were pre-approved by the Audit Committee.
Tax Fees. Fees incurred for tax consulting and routine on-call advisory services approximated $240,000 for 2016. There were no additional tax consulting fees in 2017. These fees were pre-approved by the Audit Committee.
All Other Fees. In each of 2017 and 2016, the Company paid Ernst & Young $1,995 for subscriptions to an accounting research tool. These non-audit fees were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.

GOVERNANCE DOCUMENT INFORMATION
Employers Holdings' Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at (775) 327-2936.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 14, 2018. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 23, 2019 and not earlier than January 24, 2019.
DISTRIBUTION INFORMATION
Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.
If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings' transfer agent, Equinity Shareholder Services, at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the Annual Report and/or Proxy Statement promptly upon request.
GENERAL
The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,
Lenard T. Ormsby, Secretary
April 13, 2018

APPENDIX A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EMPLOYERS HOLDINGS, INC.

ARTICLE I
Section 1.1    The name of this Corporation is Employers Holdings, Inc. (the "Corporation").

ARTICLE II
Section 2.1    The name and complete business address in the State of Nevada of the Corporation's resident agent for service of process is:
~~The Corporation Trust Company of Nevada~~
~~6100 Neil Road, Suite 500~~
~~Reno, Nevada 89511~~

CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, NV 89119

ARTICLE III
Section 3.1    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of Title 7 of the Nevada Revised Statutes (the "NRS").

ARTICLE IV
Section 4.1    The total number of shares of stock which the Corporation shall have authority to issue is 175,000,000 shares of capital stock, consisting of (i) 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (ii) 150,000,000 shares of common stock, par value $0.01 per share (the "Common Stock").
Section 4.2    The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled by law to vote.
Section 4.3    The board of directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise expressly provided in these Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock or to the extent otherwise specifically required by law (other than NRS § 78.350(1)), no holders of Preferred Stock shall have voting rights.
Section 4.4    Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V
Section 5.1    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(a)The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.
(b)The Board of Directors shall consist of not less than one person, and the exact number of directors constituting the Board of Directors shall be fixed from time to time by resolution adopted by a majority of the Whole Board ~~of Directors.~~ The term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
(c)~~The~~ Prior to the 2019 Annual Meeting of Stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. ~~Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial~~ The terms of office of the classes of directors shall be as follows: the Class I directors shall ~~terminate on the date of the 2007 annual meeting; the term of the initial~~ hold office for a term expiring at the 2019 Annual Meeting of Stockholders; the Class II directors shall ~~terminate on the date of the 2008 annual meeting; and the term of the initial~~ hold office for a term expiring at the 2020 Annual Meeting of Stockholders; and the Class III directors shall ~~terminate on the date of the 2009 annual meeting. At each succeeding annual meeting of stockholders beginning in 2007,~~ hold office for a term expiring at the 2021 Annual Meeting of Stockholders. Commencing with the 2019 Annual Meeting of Stockholders, successors to the class of directors whose ~~term expires at that~~ terms expire at each succeeding annual meeting of stockholders shall be elected ~~for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.~~ to hold office for terms expiring at the next succeeding annual meeting of stockholders. The division of directors into classes shall terminate upon the election of directors at the 2021 Annual Meeting of Stockholders, at which time all directors shall be elected to hold office for terms expiring at the next succeeding annual meeting of stockholders.
(d)A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e)Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by the vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any~~ Until the 2021 Annual Meeting of Stockholders, any director ~~of any class~~ elected to fill a vacancy resulting from an increase in the number of directors of ~~such~~ a class shall hold office for a term that shall coincide with the remaining term of that class. Following the 2021 Annual Meeting of Stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the next succeeding annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. In no case will a decrease in the number of directors shorten the term of any incumbent directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms~~.
(f)In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS and these Articles of Incorporation.
~~(g)As permitted by NRS § 78.120(2), the Board of Directors shall have the exclusive authority to adopt, amend or repeal the bylaws of the Corporation (the "Bylaws").~~

ARTICLE VI
Section 6.1    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification.
Section 6.2    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.
Section 6.3    The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the bylaws of the Corporation (the “Bylaws”), any statute, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation is authorized to provide indemnification of agents (as defined in NRS § 78.7502) through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Nevada law.
Section 6.4    Any amendment, alteration, change, repeal or modification of any provision of this Article VI shall not adversely affect any rights to indemnification or to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such amendment, alteration, change, repeal or modification with respect to any acts or omissions occurring prior to such amendment, alteration, change, repeal or modification.

ARTICLE VII
Section 7.1    The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

ARTICLE VIII
Section 8.1    The Corporation expressly opts-out of, and elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS §§ 78.378 through 78.3793 inclusive, as permitted under NRS § 78.378(1).

ARTICLE IX
Section 9.1    Unless otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.
Section 9.2    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action without a meeting is hereby specifically denied.

ARTICLE X
Section 10.1    The Corporation expressly reserves the right to amend, alter, change, repeal or modify any provision of these Articles of Incorporation from time to time in such manner and for such purposes as may at the time be permitted by law or as now or hereafter prescribed in these Articles of Incorporation and all rights conferred upon stockholders are granted subject to such reservation, provided, however, that in addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision as part of these Articles of Incorporation inconsistent with the purpose or intent of, Articles V, VI, VII or IX of these Articles of Incorporation or this Article X of these Articles of Incorporation.

~~ARTICLE XI~~
~~Section 11.1    Pursuant to NRS § 693A.500, until February 5, 2012, or, if earlier, such date as the Corporation no longer directly or indirectly owns a majority of the outstanding voting stock of Employers Insurance Company of Nevada, no person, other than the Corporation, any direct or indirect subsidiary of the Corporation and any employee compensation or benefit plan of the Corporation or any such direct or indirect subsidiary, may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership of five percent (5%) or more of any class of voting security of the Corporation without the prior approval by the Commissioner of the Nevada Division of Insurance of an application for such acquisition pursuant to NRS § 693A.500. Any acquisition made in violation of this Section 11.1 may be subject to the provisions of NRS §§ 693A.505 to 693A.525.~~

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2018
9:00 a.m. Pacific Daylight Time

10375 Professional Circle
Reno, Nevada 89521

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Douglas D. Dirks, James R. Kroner, and Michael D. Rumbolz and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 24, 2018, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” the Director nominees listed in Proposal 1, “FOR” approval of the compensation paid to the Company’s Named Executive Officers in Proposal 2, "FOR" approval of the amendments to the Amended and Restated Articles of Incorporation to A) declassify the Board of Directors and B) allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments in Proposals 3A and 3B, and “FOR” ratification of the Company’s independent accounting firm, Ernst & Young LLP, for 2018 in Proposal 4. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 23, 2018.

(	PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 23, 2018.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

I	VOTE IN PERSON – Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 24, 2018 at 9:00 a.m. (PDT) at 10375 Professional Circle, Reno, Nevada.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3A, 3B, and 4.

1. Election of Directors:	01 Prasanna G. Dhoré	☐	Vote FOR the nominee	☐	Against	☐	Abstain
	02 Valerie R. Glenn	☐	Vote FOR the nominee	☐	Against	☐	Abstain
2. To approve the Company’s executive compensation.		☐	For	☐	Against	☐	Abstain
3A. To approve the amendments to the Amended and Restated Articles of Incorporation to declassify the Board of Directors.		☐	For	☐	Against	☐	Abstain
3B. To approve the amendments to the Amended and Restated Articles of Incorporation to allow Stockholder Amendments to the Bylaws and Other Immaterial Amendments.		☐	For	☐	Against	☐	Abstain
4. Ratification of the appointment of the Company’s independent accounting firm, Ernst & Young LLP, for 2018.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3A, 3B, AND 4.

Address Change? Mark box, sign, and indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.